Memorandum

                               Made at Thai Military Bank Public Company Limited

                                                         21 August 1998


Whereas we, King Power Duty Free Co., Ltd., the Borrower, have received credit facilities totalling Baht 250,000,000 (Two Hundred Fifty Million Baht) as follows :

1.       Additional  L/C, I/L       Baht 100,000,000 (One Hundred Million)
2.       Additional  F/X Line       Baht 150,000,000 (One Hundred Fifty Million)

By means of this Memorandum, we agree and consent to pay the following fees to the bank, namely

1. Front-End Fee at a rate of 1.00% of the total credit facilities, payable to the bank in full on the date of this Memorandum

2.   Engagement Fee at a rate of 1.50%

If we fail to pay the fees according to the amount and the date specified above, we consent the bank to charge interest at a rate of 18.5% p.a. thereof from the date of default of payment to the date on which such fees shall be paid in full.

As evidence, we hereunder sign our name and affix the seal (if any) in the presence of witnesses.



(Seal of King Power Duty Free Co., Ltd.)
                   Signed............................................Memorandum
                       (Mr. Viratana Suntaranond)Preparer Authorized Director


                   Signed............................................Witness
                        (Mrs. Siriporn Leeyavanich)


                   Signed............................................Witness
                        (Mrs. Sangravee Sukhonkajorn)